Exhibit (3.6)

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

STANDARD & POOR’S FINANCIAL SERVICES LLC

A Delaware Limited Liability Company

This Amended and Restated Limited Liability Company Agreement (this “Agreement”) of STANDARD & POOR’S FINANCIAL SERVICES LLC, dated November 20, 2013, between Standard & Poor’s Financial Services LLC, a Delaware limited liability company (the “Company”), and each Person listed on Schedule A hereto (each such Person, and any other Person admitted as a member of the Company pursuant to Article VII hereof, a “Member”).

WHEREAS, an authorized person executed and caused to be filed with the Secretary of State of the State of Delaware the Certificate of Formation (the “Certificate of Formation”) of the Company on November 18, 2008 (the “Formation Date”), in order to form a limited liability company pursuant to the provisions of the Delaware Limited Liability Company Act, as amended (the “Act”); and

WHEREAS, the Member and the Company desire to amend and restate the Limited Liability Company Agreement, dated January 1, 2009, as further amended and restated on November 15, 20 I 0, to set forth certain understandings regarding the operation and management of the Company;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree and state as follows:

ARTICLE I

DEFINED TERMS

SECTION 1.01. Certain Definitions. As used in this Agreement, the following terms have the following meanings:

“Act” has the meaning set forth in the recitals.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. For purposes hereof, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, the ability to appoint a majority of the board of directors or similar body, by contract or otherwise, and “Controlled” has a correlative meaning.

“Agreement” has the meaning set forth in the preamble hereof.

“Board of Managers” has the meaning set forth in Section 4.01.

“Capital Contribution” means, with respect to any Member, the amount of cash and the fair market value of securities and/or other property contributed by such Member to the Company (net of liabilities assumed by the Company or subject to which the Company takes such property), pursuant to this Agreement.

“Certificate of Formation” has the meaning set forth in the recitals hereof.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder. Any reference to a section of the Code shall include a reference to any successor provision thereto.

“Company” has the meaning set forth in the preamble hereof.

“Formation Date” has the meaning set forth in the recitals hereof.

“Indemnified Person” has the meaning set forth in Section 8.03.

“Independent Manager” means an individual who: (i) is not an employee of, or associated with, the Company, and (ii) does not, other than in such individual’s capacity as a member of the Board of Managers of the Company or any committee thereof, receive any consulting, advisory or other compensatory fee from the Company. For purposes of this definition only, the “Company” means the Company or any affiliated company thereof.

“Member” has the meaning set forth in the preamble hereof.

“Membership Unit” means a fractional share of the interests of all Members in the Company, which is designated as a Unit, and having the rights and obligations specified with respect thereto in this Agreement. The Membership Units held by any Member shall represent the entire limited liability company interest of a Member in the Company at any particular time, including the right of such Member to any and all benefits to which a Member may be entitled as provided in this Agreement, together with the obligations of such Member to comply with all the terms and provisions of this Agreement and any reference herein to a Membership Unit shall be deemed to also be a reference to the underlying fractional share of the interests in the Company represented thereby.

“Percentage Interest” means, as of any date of determination, with respect to any Member, a fraction expressed as a percentage calculated by dividing (i) the aggregate number of Membership Units held by such Member by (ii) the aggregate number of Membership Units of the Company issued and outstanding on such date.

“Person” means an individual, partnership, corporation, limited liability company, trust, unincorporated association or other entity or association.

“Transfer” means, with respect to any Membership Units or any other securities, any direct or indirect transfer, sale, gift, assignment, exchange, mortgage, pledge, hypothecation, encumbrance or any other disposition (whether voluntary or involuntary, by operation of law, pursuant to judicial process or otherwise) of any such Membership Units or other securities (or any interest (pecuniary or otherwise) therein or rights thereto).

ARTICLE II

ORGANIZATION

SECTION 2.01. Formation of the Company. Each Member hereby:

(a) approves and ratifies the filing of the Certificate of Formation with the Secretary of State of the State of Delaware on the Formation Date and all actions taken by or on behalf of the Company on or prior to the execution of this Agreement; and

(b) confirms and agrees to its status as a Member of the Company as set forth herein.

SECTION 2.02. Name. The name of the limited liability company formed hereby is Standard & Poor’s Financial Services LLC.

SECTION 2.03. Purpose. The Company is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Company is, engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities that may be necessary or incidental to the foregoing.

SECTION 2.04. Place of Business. The principal place of business and office of the Company shall be 55 Water Street, New York, New York 10041, or such other place or places within or outside of the State of Delaware as the Board of Managers deems advisable.

SECTION 2.05. Registered Agent and Office. The Company’s registered agent and office in the State of Delaware shall be Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808. The Board of Managers may at any time designate another registered agent and/or registered office.

SECTION 2.06. Term of the Company. The existence of the Company commenced as of the date that the Certificate of Formation was filed with the Secretary of State of the State of Delaware and shall continue until dissolution thereof in accordance with the provisions of this Agreement.

ARTICLE III

MEMBERSHIP

SECTION 3.01. Members. The name and address of each Member, the number of Membership Units owned by each Member, and the total number of Membership Units of the Company outstanding, are set forth on Schedule A attached hereto, as the same may be amended from time to time in accordance with this Agreement.

SECTION 3.02. Membership Units. Unless and until the Members or the Board of Managers shall determine otherwise, Membership Units shall be uncertificated and recorded in the books and records of the Company (including Schedule A). If at any time the Members or the Board of Managers shall determine to certificate Membership Units, such certificates shall bear any legends on the face thereof required by applicable laws, including securities laws.

ARTICLE IV

BOARD OF MANAGERS; MANAGEMENT

SECTION 4.01. Board of Managers. There shall be a board of managers of the Company comprised of no less than four (4) and no more than six (6) persons (the “Board of Managers”), at least  1⁄2 but no fewer than two (2) of whom shall be Independent Managers (including an Independent Manager who shall be a user of ratings from a nationally recognized statistical rating organization). Managers who are also officers or employees of the Company or any Member or their Affiliates shall not receive any compensation for services in their capacity as Managers (and members of committees of the Board of Managers). Managers who are not officers or employees of the Company or any Member or their Affiliates may receive compensation for their services as Managers (and members of committees of the Board of Managers) as determined by the Board of Managers, provided that such compensation is not linked to the business performance of the Company. Managers shall be reimbursed by the Company for their properly documented travel, hotel and other incidental expenses reasonably incurred by them in the performance of their duties.

(a) The Members, acting jointly, shall be entitled to appoint the members of the Board of Managers. Each member of the Board of Managers shall serve until his successor is appointed or until his earlier resignation or removal. Any member of the Board of Managers may resign at any time upon written notice to the Members. The Members may, acting jointly, without any condition or restriction whatsoever, remove at any time any one or all of the members on the Board of Managers, with or without cause, and appoint a member to replace any such member who has been so removed or who has died or resigned. In the case of any vacancy created by the death, resignation or removal of a member of the Board of Managers, the Members, acting jointly, shall promptly appoint a new member to replace such member; provided, however that: (i) the term of office of the Independent Managers shall be for a pre-agreed fixed period not to exceed five (5) years and shall not be renewable at the end of such maximum five (5) year period; and (ii) any replacement of an Independent Manager shall be with another Independent Manager.

(b) The Board of Managers may adopt rules for the operation of the Board of Managers and may amend or repeal such rules from time to time, provided that, any rules so established, as the same may be amended, shall not be inconsistent with any provision of this Agreement and shall be subject to amendment or repeal by unanimous decision of the Members.

(c) Each Member may designate assistants and observers to attend Board of Managers meetings, provided that such assistants and observers shall not have the right to speak at such meetings except as approved by the Board of Managers.

SECTION 4.02. Authority. Except as reserved to the Members in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board of Managers, and the Board of Managers shall have all power and authority to manage, and direct the management of, the business and affairs of the Company. In addition to the overall responsibilities of the Board of Managers, the Board shall with respect to the operations of Standard & Poor’s Ratings Services oversee: (i) the establishment, maintenance and enforcement of policies and procedures for determining credit ratings; (ii) the establishment, maintenance and enforcement of policies and procedures to address, manage and disclose any conflicts of interest; (iii) the effectiveness of the internal control system with respect to policies and procedures for determining credit ratings; and (iv) the compensation and promotion policies and practices of Standard & Poor’s Ratings Services. Any power or authority not expressly delegated to any Person pursuant to the terms of this Agreement or any policy of delegation adopted by the Board of Managers shall remain with the Board of Managers. Approval or action taken by the Board of Managers in accordance with this Agreement shall constitute approval or action by the Company.

(a) Regular meetings of the Board of Managers shall be held at such times (but in no event less than four times during any 12-month period) and places as may be fixed by the Board of Managers, and may be held without further notice. Special meetings of the Board of Managers may be called by the Chairman of the Board of Managers. Notice of the time and place of a special meeting of the Board of Managers shall be given by the member calling such special meeting to each other member of the Board of Managers: (i) by hand delivered written notice or written notice provided electronically by facsimile or electronic mail, at least two (2) business days prior to the date of such special meeting; (ii) by United States mail at least five (5) business days prior to the date of such special meeting; or (iii) by telephone at least two (2) business days prior to the date of such special meeting (with written confirmation, in the case of meetings notified by telephone, given by hand delivery, electronic mail or facsimile prior to the date of the special meeting). Notice to a member of the Board of Managers under this Section 4.02(a) shall be deemed to have been given: (i) upon delivery to such member as indicated by the affidavit of the messenger (if by hand); (ii) when deposited in the United States mail, with proper first-class postage prepaid, addressed to such member at the address designated for such notice by such member (if by mail); or (iii) when received (if transmitted by facsimile or electronic mail).

(b) Notices of special meetings of the Board of Managers shall identify the purpose of the special meeting or the business to be transacted at the special meeting. Unless otherwise agreed to by all of the members of the Board of Managers, the business to be transacted at any special meeting shall be limited to that identified in the notice of such meeting.

(c) Board of Managers meetings may be held in the State of Delaware or at any other location, within or without the United States, as the Board of Managers may determine. Members may participate in a meeting of the Board of Managers by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other and such participation in a meeting shall constitute presence in person at the meeting.

(d) Whenever notice is required to be given under this Section 4.02, a written waiver of notice, signed by the member entitled to notice, whether before OF after the time of the meeting, shall be deemed equivalent to notice. A member’s attendance at a meeting shall constitute a waiver of notice of that meeting, except when the member attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Managers need be specified in any written waiver of notice.

SECTION 4.03. Quorum. A majority of the total number of members of the Board of Managers as constituted from time to time, including at least two (2) Independent Managers, shall constitute a quorum for the transaction of business. No business shall be conducted unless a quorum is then present at the meeting in person or by proxy. The Chairman of the Company or, in his absence, a member selected by the Board of Managers at the beginning of the meeting, shall preside over any meeting of the Board of Managers.

SECTION 4.04. Voting; Approval of the Board of Managers.

(a) Voting at Board of Managers meetings (or at any meetings of committees of the Board of Managers) shall be by one vote per member of the Board of Managers (or such committee as the case may be) present at a meeting whenever a quorum is present.

(b) Unless otherwise provided for in this Agreement, a majority of the members of the Board of Managers present, in person or by proxy, at any meeting at which a quorum is present may decide any question brought before such meeting.

(c) Unless otherwise provided for in this Agreement, no member of the Board of Managers shall be disqualified from acting on any matter because either such member or the Member or Members that appointed such member is interested in the matter to be acted upon by the Board of Managers.

(d) The Company shall not enter into any material transactions with any Member or its Affiliates without the approval of the Board of Managers.

SECTION 4.05. Written Consent. Any action required or permitted to be taken at any meeting of the Board of Managers (or any committee of the Board of Managers) may be taken without a meeting if all members of the Board of Managers (or such committee as the case may be) consent thereto in writing.

SECTION 4.06. Committees of the Board of Managers.

(a) The Board of Managers may by resolution designate one or more Committees, each of which shall be comprised of two or more Managers, and may designate one or more of the Managers as alternate members of any Committee, who may, subject to any limitations imposed by the Board of Managers, replace absent or disqualified Managers at any meeting of that committee. Any decisions to be made by a Committee of the Board of Managers shall require the approval of a majority of the votes of such Committee of the Board of Managers, except as may be otherwise provided in this Agreement.

(b) Any Committee of the Board of Managers, to the extent provided in any resolution of the Board of Managers, shall have and may exercise all of the authority of the Board of Managers, subject to the limitations set forth in the establishment of such Committee. Any Committee members may be removed, or any authority granted thereto may be revoked, at any time for any reason by a majority of the Board of Managers. Each Committee of Managers may fix its own rules of procedure and shall hold its meetings as provided by such rules, except as may otherwise be provided in this Agreement, the Charter for such Committee, or by a resolution of the Board of Managers designating such Committee.

SECTION 4.07. Officers; Authorized Person.

(a) The Board of Managers may, from time to time, designate one or more persons to be officers of the Company. No officer need be a resident of the State of Delaware. Any officers so designated shall have such authority and perform such duties as the Board of Managers may from time to time delegate to them. The Board of Managers may assign titles to particular officers. Unless the Board of Managers decides otherwise, if the title is one commonly used for officers of a business corporation formed under the General Corporation Law of the State of Delaware, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any restrictions on such authority imposed by the Board of Managers. Any number of offices may be held by the same person. Without regard to the general delegation to the officers as set forth above, each officer who holds the title of “Chairman,” “President” or “Vice President,” acting alone, shall have the authority to make, enter into and perform all contracts, agreements, reports and undertakings of the Company that have been authorized by the Board of Managers or the Members. In each case, the execution and delivery of such contracts, agreements or other documents, or the taking of any actions in connection therewith, shall be conclusive evidence of the Company’s approval thereof, and no further approval by the Company shall be required.

(b) The Company may have a Chairman, who shall be a member of the Board of Managers, a President, one or more Executive Vice Presidents, a Secretary, a Treasurer and one or more Vice Presidents. The Board of Managers may appoint other officers. Each such other officer shall perform such duties as may be assigned to him by the Board of Managers or by any more senior officer.

(c) The Board of Managers may from time to time establish, increase, reduce or otherwise modify the duties of the officers or may create or eliminate such offices as the Board of Managers may consider appropriate. Any number of offices may be held by the same person but no officer may take any action or execute any document on behalf of the Company in more than one capacity. Each officer shall hold office until his successor is appointed or until his earlier resignation or removal. Any officer may be removed at any time by the Board of Managers with or without cause. Any officer may resign at any time upon written notice to the Board of Managers, the President or the Secretary. Any such resignation shall take effect at the time specified therein or, if no time is specified, at the time of its receipt and acceptance shall not be necessary to make the resignation effective.

(d) Any Member, Manager or officer, in the performance of such Member’s, Manager’s or officer’s duties, shall be entitled to rely in good faith on the provisions of this Agreement and on opinions, reports or statements (including financial statements, books of account, any other financial information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the Company and its subsidiaries) of the following other persons or groups: (i) one or more officers or employees of such Member or the Company or any of its subsidiaries; (ii) any legal counsel, certified public accountants or other person employed or engaged by such Member, the Board of Managers or the Company or any of its subsidiaries; or (iii) any other person who has been selected with reasonable care by or on behalf of such Member, Manager, officer or the Company or any of its subsidiaries, in each case as to matters which such relying person reasonably believes to be within such other person’s professional or expert competence. The preceding sentence shall in no way limit any person’s right to rely on information to the extent provided in Section 18-406 of the Act.

(e) Daniel Guetta, as an “authorized person” within the meaning of the Act, has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of the State of Delaware, his powers as an “authorized person” ceased, and the initial Member of the Company thereupon became the designated “authorized person” and shall continue as the designated “authorized person” within the meaning of the Act. The Members shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business.

ARTICLE V

CAPITAL CONTRIBUTIONS

SECTION 5.01. Initial Capital Contributions. All sums paid or assets and properties otherwise contributed by the initial Member in connection with the startup of the Company and its business operations shall be credited as Capital Contributions to the Company by such Member.

SECTION 5.02. Additional Contributions. No Member is required to make any additional Capital Contribution to the Company. However, a Member may make additional Capital Contributions to the Company with the unanimous consent of the Members. The amounts of Capital Contributions of the Members shall be set forth in the books and records of the Company.

ARTICLE VI

DISTRIBUTIONS

SECTION 6.01. Return of Capital. Except upon the dissolution of the Company or as otherwise provided herein, no Member shall have the right to withdraw from the Company or to demand or to receive the return of all or any part of its Capital Contributions.

SECTION 6.02. No interest on Capital Contribution. No Member shall be paid interest on any of its Capital Contributions.

SECTION 6.03. Distributions.

(a) Except as otherwise provided herein, distributions to the Members shall be made at such times and in such amounts as the Board of Managers shall determine in its sole discretion; provided that any such distributions shall be made pro rata in accordance with the Members’ respective Membership Units.

(b) Distributions may be made in cash or property, as determined by the Board of Managers in its sole discretion; provided that any such distributions to the Members shall consist of the same relative composition of cash and/or property, except as otherwise expressly permitted herein.

SECTION 6.04. Limitations on Distribution. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to any Member on account of its interest in the Company if such distribution would violate Section 18-607 of the Act or other applicable law.

ARTICLE VII

TRANSFERS

SECTION 7.01. Assignment, Transfer and Substitute Members. A Member’s Membership Units in the Company may not be Transferred, except with the prior unanimous written consent of the Members. No purported Transfer of all or any part of any Member’s Membership Units in the Company without such prior written consent shall be binding on the Company. Notwithstanding the above, the consent of the Members shall not be required for a Transfer by a Member of any Membership Units or other interest in the Company to: (i) an Affiliate of such Member; or (ii) another Member. An assignee of all or part of a Member’s Membership Units or an additional Member whose admission to the Company has been consented to by all of the Members shall be admitted as a substitute or new Member and shall have all the rights and obligations of a Member as provided in this Agreement. A Person, including any Person that acquires Membership Units pursuant to a Transfer of Membership Units or pursuant to the issuance to such Person by the Company of Membership Units in accordance with the provisions hereof, shall be deemed admitted as a Member at the time such Person: (i) executes a counterpart of this Agreement and any other documents that the Members may reasonably request; and (ii) is named as a Member on Schedule A.

SECTION 7.02. Withdrawal. As long as there is only one (1) Member of the Company, such Member may withdraw from the Company at any time. In the event there is more than one Member, any such Member (including the initial Member) may withdraw from the Company only upon the consent of all other Members.

SECTION 7.03. Admission of Additional Members. One (1) or more additional members of the Company may be admitted to the Company as a member, provided that any consent of the Members required under Section 7.01 is obtained. Upon such admission, the Register of Members of the Company attached hereto as Schedule A shall be amended to reflect such admission.

ARTICLE VIII

LIABILITY AND INDEMNIFICATION

SECTION 8.01. Liability of Members. The Members shall not have any liability for the obligations or liabilities of the Company except to the extent provided in the Act.

SECTION 8.02. Exculpation. None of the Members, Managers or officers of the Company, shall be liable to the Company, any other Member or any other Person that has an interest in the Company, for any loss, liability, damages, cost or expense incurred by reason of any act or omission performed or omitted by such Member, Manager or officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Member, Manager or officer by this Agreement; provided that such acts or omissions of such Member, Manager or officer are not found by a court of competent jurisdiction upon entry of a final and non-appealable judgment to constitute fraud or willful misconduct.

SECTION 8.03. Indemnification. Each Member, Manager, officer and employee of the Company shall enjoy the right to indemnification of such Persons by the Company (an “Indemnified Person”) to the same extent and on the same terms and conditions as provided by McGraw Hill Financial, Inc. to its directors, officers, and employees pursuant to Article IVB of the By-Laws of McGraw Hill Financial, Inc., as the same may be amended from time to time (the “MHF By-Laws”), or as may be set forth in any other legal instrument relating to the indemnification of the employees of McGraw Hill Financial, Inc. and its subsidiaries generally, to the fullest extent permitted by the New York Business Corporation Law. Any amendment or repeal of Article VIII of this Agreement or of Article IVB of the MHF By-Laws shall not adversely affect any rights to indemnification of a Member, Manager, officer or employee existing at the time of such amendment or repeal with respect to any acts or omissions occurring prior to such amendment or repeal.

SECTION 8.04. Exclusivity. The remedies provided for in this Article VIII are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person.

ARTICLE IX

DISSOLUTION

SECTION 9.01. Dissolution.

(a) The Company shall be dissolved and its affairs shall be wound up upon the first of the following to occur:

(i) the written consent of the Members; or

(ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.

(b) Dissolution of the Company shall be effective as of the day on which the event occurs giving rise to the dissolution, but the Company shall not terminate until there has been a winding up of the Company’s business and affairs, and the Company’s assets have been distributed as provided in Section 9.03 and in the Act.

(c) Notwithstanding any other provision of this Agreement, the bankruptcy of a Member shall not cause such Member to cease to be a Member of the Company and despite the occurrence of such an event, the business of the Company shall continue without dissolution.

(d) Notwithstanding any other provision of this Agreement, each Member waives any right it might have under the Act or otherwise to: (i) agree in writing to dissolve the Company upon such Member’s bankruptcy, or upon the occurrence of an event that causes such Member to cease to be a member of the Company; and (ii) apply for judicial dissolution of the Company.

SECTION 9.02. Cancellation of Certificate. Upon the dissolution and completion of the winding up of the Company and the termination of this Agreement, the Certificate of Formation shall be canceled in accordance with the provisions of Section 18-203 of the Act and the Members shall be promptly notified of such dissolution.

SECTION 9.03. Liquidation. Upon dissolution of the Company, as expeditiously as is reasonable, the Company shall pay its liabilities and make distributions in the following order of priority:

(a) to creditors, including Members who are creditors (solely in their capacities as creditors), to the extent permitted by law, in satisfaction of liabilities of the Company (whether by payment or by establishment of reserves); and

(b) to the Members, pro rata in accordance with their respective Membership Units.

SECTION 9.04. Accounting on Liquidation. Upon liquidation, a proper accounting shall be made by the Company’s accountants of the Company’s assets, liabilities and results of operations through the last day of the month in which the Company is terminated.

SECTION 9.05. Return of Members’ Capital Contribution. A Member shall look solely to the Company’s assets for the return of such Member’s Capital Contributions. If the assets remaining after payment or discharge of all debts and liabilities of the Company are insufficient to return such Member’s Capital Contributions, the Member shall have no recourse against any other Member except to the extent of any required Capital Contributions of any other Member which has not been paid when due.

SECTION 9.06. Termination.

(a) At such time (the “Termination Date”) as the distributions provided for in Section 9.03 have been made, the Company and this Agreement shall terminate.

(b) Upon the termination of this Agreement, no party shall have any liability or obligation to any other party hereunder, provided that: (i) the termination of this Agreement shall not relieve a party from liability for any breach of this Agreement on or prior to the Termination Date; and (ii) Article VIII shall survive termination, of this Agreement in accordance with its terms.

ARTICLE X

BOOKS AND RECORDS;

TAX MATTERS

SECTION 10.01. Fiscal Year and Method of Accounting. The fiscal year of the Company shall begin on January 1 of each year (except for the first fiscal year of the Company, which shall begin on the date upon which the Certificate of Formation was filed) and end on the following December 31 (except for the last fiscal year of the Company, which shall end on the date on which the Company is terminated). The Board of Managers shall select the appropriate method of accounting for the Company.

SECTION 10.02. Records and Information. The books and records of the Company shall be maintained at the principal office and place of business of the Company.

SECTION 10.03. Financial Statements and Reports. The Board of Managers shall oversee the accounting, tax and recordkeeping matters of the Company. The Board of Managers shall cause each Member to receive, promptly after its receipt thereof, any financial statements of any subsidiary of the Company that the Company receives from such subsidiary in its capacity as direct or indirect equityholder of such subsidiary.

SECTION 10.04. U.S. Tax Classification. Subject to the Code and the applicable Treasury Regulations, the Members and the Board of Managers shall have the exclusive authority to make any and all elections regarding the Company’s classification for U.S. federal and state income tax purposes; provided however, that if the Members and the Board of Managers determine to change the Company’s classification, the Company and the Members shall amend this Agreement to incorporate any provisions that are necessary or appropriate to reflect such change in classification.

SECTION 10.05. Tax Returns; Information. The Board of Managers shall cause to be prepared, at the cost and expense of the Company, all income and other tax returns of the Company and shall cause such returns to be filed in a timely manner.

ARTICLE XI

MISCELLANEOUS PROVISIONS

SECTION 11.01. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of Delaware.

SECTION 11.02. Amendment. This Agreement may not be amended or modified in any respect or to any extent whatsoever, except by an instrument in writing executed by each of the Members. The Schedules and exhibits to this Agreement shall be deemed incorporated herein and shall form apart hereof.

SECTION 11.03. Entire Agreement. This Agreement (including the Schedules and any other attachments hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof.

SECTION 11.04. Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties hereto and their respective successors and permitted assigns.

SECTION 11.05. No Third Party Beneficiary. This Agreement is made solely for the benefit of the parties hereto and, except as expressly set forth in Article VIII with respect to Indemnified Persons, no other person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third party beneficiary or otherwise.

SECTION 11.06. Severability. In the event that any of the provisions contained herein shall be invalid or unenforceable, then the remaining provisions shall be construed as if such invalid or unenforceable provisions were not contained herein.

SECTION 11.07. Counterparts. This Agreement may be executed or subscribed to in one or more counterparts, each of which is deemed an original, but all of which together constitute one and the same instrument.

SECTION 11.08. Headings. The descriptive headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision of this Agreement.

SECTION 11.09. Further Assurances. The parties hereto shall execute and deliver such instruments and take such other actions as may be reasonably required in order to carry out the intent of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Limited Liability Company Agreement as of the date first written above.

COMPANY:	STANDARD & POOR’S FINANCIAL SERVICES LLC

	By:	/s/ Adam Schuman
		Name:	Adam Schuman
		Title:	EMD & Chief Legal Officer, Secretary

MEMBER:	McGRAW HILL FINANCIAL, INC.

	By:	/s/ Scott L. Bennett
		Name:	Scott L. Bennett
		Title:	Senior Vice President, Associate General Counsel and Secretary

SCHEDULE A

STANDARD & POOR’S FINANCIAL SERVICES LLC

REGISTER OF MEMBERS

(as of November 20, 2013)

Name	Address	Membership Units	Percentage Interest
McGraw Hill Financial, Inc.	1221 Avenue of the Americas New York, NY 10020 Attention: General Counsel Facsimile: (212) 512-4827	100	100%

Total		100	100%